THELEN REID & PRIEST LLP
                            40 WEST 57TH STREET
                            NEW YORK, NY  10019


                                                       Exhibit 5(b)

                                                  February 18, 1999



          MDU Resources Group, Inc.
          Schuchart Building
          918 East Divide Avenue
          P.O. Box 5650
          Bismarck, North Dakota 58501


          Ladies and Gentlemen:

                    With reference to the Registration Statement on Form S-8 to be filed on or about the date hereof with the Securities and Exchange Commission (the "SEC") by MDU Resources Group, Inc. (the "Company") under the Securities Act of 1933, as amended (the "Act"), and pursuant to which the Company intends to register one
          (1) additional share of its Common Stock, par value $3.33 (the "Stock"), and the Preference Share Purchase Right attached thereto (together with the Preference Share Purchase Rights attached to the shares of the Company's Common Stock, which shares of Common Stock are being moved and carried forward to the Registration Statement from Registration Statement No. 333-06103 and Registration Statement No. 333-06105, the "Rights"), for offer and sale in connection with the MDU Resources Group, Inc. 401(k) Retirement Plan, we are of the opinion that:

                    1.   When

                    (a) appropriate authorizations by the Federal Energy Regulatory Commission, the Montana Public Service Commission and the Public Service Commission of Wyoming with respect to the issuance and sale of the Stock shall have been granted;

                    (b) the Company's Board of Directors or a duly authorized committee thereof shall have approved the issuance and sale of the Stock by the Company; and

                    (c) the Stock shall have been duly issued and delivered for the consideration set forth in the aforesaid Registration Statement and in accordance with the actions hereinabove mentioned, the Stock will be validly issued, fully paid and non-assessable.


                    2. The Rights, when issued as contemplated by the Registration Statement, will be validly issued.

                    We are members of the New York Bar and do not hold ourselves out as experts on the laws of any other jurisdiction. Our opinions expressed above are limited to the law of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States. As to all matters of Montana, North Dakota, South Dakota and Wyoming law, we have relied upon the opinion to you of even date herewith of Lester H. Loble, II, Esq., Bismarck, North Dakota, the Company's General Counsel, which opinion is to be filed as an exhibit to the Registration Statement.

                    We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we belong to the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated by the SEC thereunder.

                                        Very truly yours,


                                        /s/ Thelen Reid & Priest LLP

                                         THELEN REID & PRIEST LLP